Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 Cannonm@autonation.com

AutoNation Adds Michael Larson and Robert J. Brown to the Board of Directors

FORT LAUDERDALE, Fla., Feb. 24, 2010, AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed Michael Larson and Robert J. Brown as independent directors effective February 24, 2010. These appointments expand the Board to ten members.

“We are very pleased to have Michael Larson join the AutoNation Board,” said Mike Jackson, AutoNation Chairman and Chief Executive Officer. “Michael brings a wealth of investment and business experience that complements the expertise of our other Board members.”

“We are also very pleased that Bob Brown will be rejoining our Board,” said Mr. Jackson. “We look forward to the valuable experience and insights that Bob brings to the Board.”

Mr. Larson is the Business Manager of Cascade Investment, L.L.C. and Chief Investment Officer for William H. Gates III, a co-founder of Microsoft Corporation. Cascade Investment, L.L.C. (which is wholly owned by Mr. Gates and holds his investments) and the Bill & Melinda Gates Foundation Trust own in the aggregate approximately 13% of the outstanding shares of AutoNation’s common stock.

Mr. Brown serves as the Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research, and public relations firm. Mr. Brown previously served as a director of AutoNation from May 1997 until May 2008.

For more information about AutoNation and its Board of Directors, visit www.autonation.com.

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 250 new vehicle franchises in 15 states. For additional information, please visit www.autonation.com or corp.autonation.com.